EXHIBIT 1

JOINT FILING AGREEMENT

     The undersigned hereby agree that the Statement on Schedule 13D, dated December 23, 2004, with respect to the Class A Common Shares of Mittal Steel Company N.V. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 23rd day of December, 2004.

By:	/s/ Lakshmi Mittal
Lakshmi N. Mittal

By:	/s/ Usha Mittal
Usha Mittal

ISPAT INTERNATIONAL INVESTMENTS, S.L., SOCIEDAD UNIPERSONAL
By:	/s/ Sudhir Maheshwari
Name: Sudhir Maheshwari
Title: Director

By:	/s/ Nanette Merks
Name: Nanette Merks
Title: Director

MITTAL STEEL S.À R.L.
By:	/s/ Rajan Tandon
Name: Rajan Tandon
Title: Director

By:	/s/ Pierre Van Halteren & /s/ Benoît Nasr
Name: Universal Management Services S.à.r.l.
Title: Director